Exhibit 99.1

Press Release

One Dag Hammarskjöld Plaza
885 Second Avenue, 34th Floor
New York, NY 10017
Tel 212 319 2800 Fax 212 319 2808 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296 www.tapestrypharma.com

Contact:	Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303-516-8500 glink@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212-362-1200 lilian@sternir.com

	Elma Hawkins, Ph.D. Communications and Corporate Development 212-400-3019 ehawkins@tapestrypharma.com	Media:	Dana Conti Schwartz Communications 781-684-0770 tapestry@schwartz-pr.com

For Immediate Release

TAPESTRY REPORTS FIRST QUARTER 2007 RESULTS

Results Reflect Continued Investment in Clinical Development of TPI 287

Boulder, Colo., May 9, 2007 — Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the first quarter ended March 28, 2007.

The net loss for the first quarter of 2007 was $4.4 million, or $0.27 per share.  This compares to a net loss for the first quarter of 2006 of $4.4 million, or $1.26 per share.  Included in the net loss for the first quarter of 2007 and 2006 is non-cash equity compensation expense totaling $829,000 and $605,000, respectively.

As of March 28, 2007, Tapestry had $18.2 million in cash, cash equivalents, and short-term investments.

“We continue to advance our Phase I clinical program for TPI 287, and based on the data emerging from both the clinical and preclinical studies for this compound, we have developed a Phase II clinical program which is designed to provide us with insight into TPI 287’s efficacy in a number of different tumor types focusing specifically on the differentiating characteristics of TPI 287 compared to other currently marketed taxanes,” commented Leonard Shaykin, Chairman and CEO of Tapestry Pharmaceuticals, Inc.  “We recently opened enrollment in a Phase II trial of TPI

287 in hormone refractory prostate cancer, and we look forward to initiating additional Phase II studies in a variety of tumor types before the end of the year.”

Conference Call Information

Tapestry will host a conference call at 9:00 a.m. Eastern Time on May 9, 2007 to discuss 2007 first quarter results and recent corporate developments.  The call may be accessed by dialing 866-770-7120 (domestic) or 617-213-8065 (international) and reference the access code 39226824.  A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.tapestrypharma.com.  No replay or archived webcast will be available for this call.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s website at www.tapestrypharma.com.

About TPI 287

TPI 287, a proprietary next-generation taxane, is Tapestry’s lead clinical compound.  This compound was designed to overcome multiple drug resistance in solid tumors that are innately resistant to taxane therapy or have become resistant to taxanes following exposure to chemotherapy drugs.  In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumor growth in certain animal xenograft models when tested against standard comparative agents.  The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes as well as cell lines known to be resistant to taxanes.  Taxane sensitive cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer.  Taxane resistant cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, colon cancer and prostate cancer.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects,” “hopes” or comparable terminology or by discussions of strategy. Such forward-looking statements include the statements that the Company will initiate additional Phase II clinical studies of TPI 287. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, delays in finalizing and receiving approval of Phase II protocols, negotiations with regulatory agencies, or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in humans. General implementation risks associated with development of TPI 287 include those that we are blocked or limited in the development of TPI 287 because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of TPI 287 is delayed or terminated because the costs of further development exceed its value; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 27, 2006, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2007 as well as an amendment thereto on Form 10-K/A filed with the SEC on April 26, 2007. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303-516-8500.

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Tapestry Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 28,	December 27,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,020	$180
Short-term investments	17,178	22,277
Prepaid expense and other current assets	316	335
Total current assets	18,514	22,792

Other assets	2,243	1,814
Total assets	$20,757	$24,606

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,335	$2,585

Long-term debt, excluding current portion	84	112

Total stockholders’ equity	18,338	21,909
Total liabilities and stockholders’ equity	$20,757	$24,606

Tapestry Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three-Months Ended
	March 28,	March 29,
	2007	2006
Operating expenses:
Research and development	$2,893	$2,814
General and administrative	1,776	1,457
Operating loss	4,669	4,271

Other income (expense):
Interest and other income	270	141
Interest and other expense	(7)	(173)
Loss from continuing operations	(4,406)	(4,303)
Loss from discontinued operations	—	(88)
Net loss	$(4,406)	$(4,391)

Basic and diluted loss per share from continuing operations	$(0.27)	$(1.23)
Basic and diluted loss per share from discontinued operations	$—	$(0.03)
Basic and diluted loss per share	$(0.27)	$(1.26)

Basic and diluted weighted average shares outstanding	16,374	3,485